CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

CLIFFORD CHANCE AMSTERDAM OPINION
LETTER
ISSUED IN CONNECTION WITH
LYONDELLBASELL 8% NOTES INDENTURE

CLIFFORD CHANCE LLP
ADVOCATEN SOLICITORS NOTARIS
BELASTINGADVISEURS
DROOGBAK 1A
1013 GE AMSTERDAM
PO BOX 251
1000 AG AMSTERDAM
Tel +31 20 7119 000
Fax +31 20 7119 999
www.cliffordchance.com
22 June 2011
To:
LyondellBasell Industries N.V.
Weena 737
3013 AM Rotterdam
The Netherlands
Vinson & Elkins
First City Tower
1001 Fannin Street
Suite 2500
Houston, TX 77002-6760
Dear Sirs,
LyondellBasell — 8% Notes Indenture
We have acted as legal counsel (advocaat) in The Netherlands on the instructions of LyondellBasell Industries N.V. for the purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the replacement of certain 8% notes which were issued under an indenture, dated 8 April 2010 (as amended and restated on April 30, 2010), made between, among others, Lyondell Chemical Company as Issuer (as successor issuer to LBI Escrow Corporation), the Guarantor (as defined below), and Wilmington Trust FSB as trustee (the “Indenture”) and certain other documents in relation thereto listed in Schedule 1 (Documents and Enquiries) hereto.
CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER 0C323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE MEMBERS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS
1.	INTRODUCTION

1.1	Defined Terms and Interpretation

In this Opinion Letter:
1.1.1	“Guarantor” means LyondellBasell Industries N.V., registered as a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands having its corporate seat in Rotterdam, The Netherlands, with the trade register of the commercial register of the chamber of commerce in Rotterdam (the “Chamber”) under number 24473890;

1.1.2	terms defined or given a particular construction in the Indenture have the same meaning in this Opinion Letter unless a contrary indication appears;

1.1.3	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation; and

1.1.4	references to paragraphs or Schedules are references to the relevant paragraph of or Schedule to this Opinion Letter, unless a contrary indication appears.
1.2	Legal Review

For the purpose of issuing this Opinion Letter we have reviewed only the documents listed in Schedule 1 (Documents and Enquiries) and we have undertaken only the searches and enquiries listed in Schedule 1 (Documents and Enquiries).

1.3	Applicable Law

This Opinion Letter and the opinions given in it are governed by Dutch law.

1.4	Assumptions and Reservations

The opinions given in this Opinion Letter are given on the basis of the assumptions set out in Schedule 2 (Assumptions) and are subject to the reservations set out in Schedule 3 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS
2.	OPINIONS

We are of the opinion that:

2.1	Corporate Existence

The Guarantor has been duly incorporated and is registered as a public company with limited liability (naamloze vennootschap) under Dutch law and has the corporate power to enter into the Indenture and to exercise its rights and perform its obligations under the Indenture.

2.2	Power and Authority

All corporate action required to authorise the execution by the Guarantor of the Indenture and the exercise by it of its rights and the performance by it of its obligations under the Indenture has been duly taken.

2.3	Due execution

The Indenture has been duly executed by the Guarantor.

2.4	Legal, Valid, Binding and Enforceable obligations

The obligations expressed to be assumed by the Guarantor in the Indenture constitute its legal, valid, binding and enforceable obligations.

2.5	Conflict with Laws and Articles of Association

Neither the execution by the Guarantor of the Indenture nor the performance by the Guarantor of its obligations thereunder conflicts with (i) the Articles of Association or (ii) any law of The Netherlands to which the Guarantor is subject which would make the Indenture null and void or subject the Indenture to nullification or avoidance.

3.	LIMITS OF OPINION

This opinion is given only with respect to Dutch law in force as at the date hereof (excluding unpublished case law), excluding tax law, competition law and the law of the European Union to the extent not directly applicable in The Netherlands, except to the extent expressly opined on herein. We express no opinion on matters of fact or any commercial, accounting or other non-legal matter. Furthermore, we express no opinion in respect of any representations and warranties or other statements contained in the Indenture.

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4.	ADDRESSEES AND PURPOSE

This Opinion Letter is addressed to you and is issued in connection with the Indenture. It may not, without our prior written consent, be relied on for any other purpose or be disclosed to or relied on by any other person.

As this Opinion Letter is furnished by us in connection with the filing of the registration statement and we hereby consent to the filing of this opinion as an exhibit to the registration statement of the Form S-4 of the Company filed with the United Stated Securities and Exchange Commission (“SEC”) and to the references to us in the registration statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulation of the SEC thereunder; and, except as provided in the immediately preceding sentence, may not be (in whole or in part) used, copied, circulated or relied upon by any party or for any other purpose without our written consent.
Yours faithfully,

/s/ Jelle Hofland Jelle Hofland
Advocaat
Clifford Chance LLP

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SCHEDULE 1
DOCUMENTS AND ENQUIRIES
1.	INDENTURE

1.1	General

A scanned copy, received by e-mail of the Indenture.

2.	CORPORATE DOCUMENTS

2.1	Extract

A faxed copy, received by e-mail of an original official extract (uittreksel) dated 22 June 2011 from the Chamber relating to the registration of the Guarantor under number 24473890 and confirmed to us by the Chamber by telephone on the date hereof to have remained unaltered since such date.

2.2	Articles

A faxed copy, received by e-mail of the articles of association (statuten) of the Guarantor, as, according to the extract referred to in 2.1 above, they stand since their last amendment on 27 May 2011 (the “Articles of Association”).

2.3	Board resolution and Power of Attorney

A scanned copy, received by e-mail of an original written resolution by the board of managing directors of the Guarantor dated 24 March 2010 and 8 April 2010 (the “Board Resolution”) and a scanned copy, received by e-mail of an original executed power of attorney dated 8 April 2010 (the “Power of Attorney”).

2.4	Supervisory board resolution

A scanned copy, received by e-mail of a written resolution by the supervisory board of directors of the Guarantor dated 24 March 2010 and 6 April 2010 (the “Supervisory Board Resolution”).

2.5	Certificate

A scanned copy, received by e-mail of a director’s certificate of the Guarantor dated 22 June 2011, confirming that the Indenture has, since our legal opinion dated 30 April 2010 which was issued in relation to the Indenture, not been amended or rescinded and is therefore in full force and effect as the date of this opinion (the “Certificate”).

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The Board Resolution and the Supervisory Board Resolution are together referred to as the “Resolutions”.
The documents referred to under paragraph 2.1 up to and including 2.5 of this Schedule are also referred to as the “Corporate Documents”.
2.6	Enquiries
(a)	An enquiry by telephone was made at the Chamber on the date hereof in respect of the Guarantor.

(b)	An enquiry by telephone was made at the bankruptcy chamber of the civil law section (Sector Civiel Recht) of the relevant court of first instance on the date hereof in respect of the Guarantor.

(c)	An online enquiry was made at the EU Insolvency register (EU Insolventieregister) maintained with the court of first instance of The Hague on the date hereof in respect of the Guarantor.

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SCHEDULE 2
ASSUMPTIONS
The opinions in this Opinion Letter have been made on the following assumptions:
1.	ORIGINAL AND GENUINE DOCUMENTATION
(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The Indenture and Corporate Documents have been executed on the date specified in those documents by all parties to it in the form examined by us.
2.	PARTIES OTHER THAN THE GUARANTOR
(a)	Each party to the Indenture (other than the Guarantor) is duly incorporated and validly existing and has the capacity to enter into and to exercise its rights and to perform its obligations under the Indenture and there is nothing under applicable laws that would prevent this.

(b)	Each party to the Indenture (other than the Guarantor) has duly executed the Indenture.

(c)	Each of the Finance Parties is authorised to perform the transactions and services listed in Annex I to the EU Banking Co-ordination Directive (2006/48/EU) of 14 June 2006.
3.	CORPORATE AUTHORITY OF THE GUARANTORS
(a)	The Deed of Incorporation of the Guarantor is a valid notarial deed (authentieke akte), the contents of which were correct and complete as of the date thereof and there were no defects in the incorporation of the Guarantor (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Guarantor or deem it has never existed.

(b)	The Resolutions of the Guarantor were duly adopted in accordance with the Articles of Association of the Guarantor and at the date hereof the Corporate Documents are accurate, have not been amended or rescinded, are in full force and effect and all matters certified therein are true.

(c)	The sole managing director of the Guarantor does not have a conflict of interests with the Guarantor in respect of the Indenture that would preclude him from validly representing the Guarantor. Although not providing conclusive evidence this assumption is supported by the confirmation in the

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Board Resolution that the managing director does not have a conflict of interest.
(d)	The Indenture has been executed on behalf of the Guarantor by: (i) Mr A.G. de Vries (acting individually as authorised representative of Stichting TopCo, the sole managing director of the Guarantor) or (ii) by Messrs C. Kent Potter and Gerald A. O’Brien acting as attorney of the Guarantor pursuant to the Power of Attorney, and the execution, delivery and performance of the Indenture is in the Guarantor’s corporate interest (vennootschappelijk belang) and conducive to the realisation of and useful in connection with the Guarantor’s corporate objects (doel).

(e)	Under the laws governing the existence and extent of the Power of Attorney towards third parties (as determined pursuant to the rules of The Hague Convention on the Laws Applicable to Agency 1978), if other than Dutch law, such Power of Attorney authorised the Attorney to create binding obligations for the Guarantor towards the parties with whom such Attorney will act or has acted.

(f)	All of the requirements of the Works Council Act (Wet op de ondernemingsraden) have been complied with. Although not providing conclusive evidence this assumption is supported by the confirmation contained in the Board Resolution that there are no works councils with jurisdiction over the transactions as contemplated by the Indenture.

(g)	The centre of main interests of the Guarantor (as referred to in EC Council Regulation no. 1346/2000 of 29 May 2000 on insolvency proceedings) is located in The Netherlands.

(h)	The Guarantor is in compliance with the Act on the Financial Supervision (Wet op het financieel toezicht) (hereinafter “AFS”) and any regulations issued pursuant thereto.

(i)	The Guarantor has not been dissolved (ontbonden), granted a moratorium of payments (surseance van betaling verleend) or declared bankrupt (failliet verklaard). Although not constituting conclusive evidence thereof, this assumption is supported by the searches and enquiries undertaken by us as listed in Schedule 1 (Documents and Enquiries).

(j)	All parties entered into the Indenture for bona fide commercial reasons and on arms’ length terms.

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4.	INDENTURE
(a)	The Indenture constitutes the legal, valid and binding obligations of all parties thereto (including the Guarantor) enforceable in accordance with its terms under the laws by which it is expressed to be governed and any other relevant laws (except for Dutch law).

(b)	The Indenture has since our legal opinion dated 8 April 2010 not been amended or rescinded or otherwise terminated, and is therefore in full force and effect, which assumption is supported by the confirmations made in this respect on behalf of the Guarantor in the Certificate.

(c)	The choice of law contained in the Indenture is a valid and binding selection and the submission by the Guarantor in the Indenture to the courts named therein is valid and binding under the laws by which the Indenture is expressed to be governed and any other relevant laws (except for Dutch law).

(d)	Insofar as any obligation of the Guarantor under the Indenture falls to be performed in any jurisdiction outside The Netherlands, such performance will not be illegal or ineffective under the laws of that jurisdiction.
5.	OTHER DOCUMENTS

Save for those documents listed in Schedule 1 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to the Indenture which modifies or supersedes the Indenture.

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS
SCHEDULE 3
RESERVATIONS
The opinions in this Opinion Letter are subject to the following qualifications.
1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The opinions set out in this Opinion Letter are subject to any limitations arising from bankruptcy (faillissement), suspension of payments (voorlopige) surseance van betaling), voidable preference (Pauliana) and similar laws affecting the rights of creditors or secured creditors generally.

2.	ENFORCEABILITY
(a)	The terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Dutch law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of The Netherlands will in any event be subject to:
(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than Dutch law);

(ii)	the nature of the remedies available in the Dutch courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, duress, error, force majeure, unforeseen circumstances, misrepresentation, undue influence, abatement and counter-claim.
(b)	The validity and enforceability of the obligations of the Guarantor under the Indenture may be successfully contested by such Guarantor (or its receiver in

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS
bankruptcy) on the basis of Article 2:7 Dutch Civil Code, if both (i) the execution of the Indenture is not within the scope of the objects of the Guarantor (doeloverschrijding), and (ii) the counterparty of the Guarantor under the Indenture knew or ought to have known (without enquiry) of this fact.
(c)	A public company with limited liability may not, with a view to the subscription or acquisition by third parties of shares in its share capital or depositary receipts thereof provide security (zekerheid stellen), grant loans (leningen verstrekken) provide guarantees (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties. This prohibition also applies to its subsidiaries.

(d)	The validity and enforceability of the obligations of the Guarantor under the Indenture may be successfully contested by its creditors if such obligation is prejudicial to the interests of such creditors (and the other requirements for voidable preference are met).

(e)	To the extent that any assets owned by the Guarantor have a public utility function, seizure of these assets is prohibited by virtue of Articles 436 and 703 Dutch Code of Civil Procedure. No attachments may be made on books with records required for the Guarantor’s business.
3.	POWER OF ATTORNEY

Under Dutch law, each power of attorney or mandate, whether or not irrevocable, granted by the Guarantor in the Indenture and Corporate Documents, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Guarantor and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Guarantor being granted a (preliminary) suspension of payments ((voorlopige) surseance van betaling). This qualification would also apply to the extent that the appointment by the Guarantor of a process agent were to constitute a power of attorney or a mandate.

4.	REGULATORY
(a)	If a party to the Indenture is controlled by or otherwise connected with a person, organisation or (is itself resident in a country, which is the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten), the Import and Export Act (In- en uitvoerwet) or the AFS, or is otherwise the target of any such sanctions, then the obligations of the

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Guarantor to that party, or if that party is the Guarantor, the obligations of the Guarantor, under the Indenture may be unenforceable, void or otherwise affected.
(b)	The Guarantor may be appointed by, and in such case obliged to comply with all notification and registration requirements of, the Dutch Central Bank (De Nederlandsche Bank N.V.) in connection with all payments to be made by the Guarantor under the Indenture to or from non-residents of The Netherlands in accordance with the General Reporting Instructions 2003 (Rapportagevoorschriften betalingsbalansrapportages 2003) pursuant to the External Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994), although a failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Indenture or any payment made or to be made thereunder.
5.	DUTCH COURT PROCEEDINGS
(a)	Notwithstanding a contractual provision to the contrary, a competent court in The Netherlands may assume jurisdiction (i) pursuant to Article 254 Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) in urgent matters, when, in view of the interests of the parties, provisional measures are required, (ii) in the context of an attachment against the Guarantor or any of its assets, and (iii) if the defendant enters appearance and does not contest the jurisdiction prior to defences relating to the merits and, if Section 1 (eerste afdeling) Title 1 Book 1 of the Dutch Code of Civil Procedure applies, there is a reasonable ground for jurisdiction of such Dutch court.

(b)	Pursuant to the Rome Convention, the relevant court in The Netherlands may give effect to (i) mandatory provisions of Dutch law irrespective of the choice of law made and no effect would be given to the choice of law in the Indenture to the extent that application of that law would be incompatible with the public policy in The Netherlands and (ii) mandatory rules of law of another jurisdiction with which the situation has a close connection, if and insofar as, under the law of the latter jurisdiction, those rules must be applied whatever the chosen law applicable to the Indenture.

(c)	The enforcement of the Indenture and of any foreign judgments in The Netherlands will be subject to the rules of civil procedure as applied by the courts in The Netherlands.

(d)	Notwithstanding the terms of the Indenture, the taking of concurrent proceedings in more than one jurisdiction in which the Brussels Regulation

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applies may be precluded by one of the provisions of Section 9 (Related Actions) of the Brussels Regulation.
(e)	A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere.